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                                  Exhibit 21.1

                         Subsidiaries of the Registrant

                              PAB Bankshares, Inc.




Name of Subsidiary                      State of Incorporation
------------------                      ----------------------
The Park Avenue Bank                    Georgia
Farmers & Merchants Bank                Georgia
First Federal Savings Bank              Federal Charter of Bainbridge